Free Writing Prospectus dated December 3, 2007

Filed Pursuant to Rule 433

Registration Statement No. 333-128718

PROTECT AND BUILD YOUR WEALTH

WITH A COMPANY YOU CAN TRUST

When you purchase Genworth

DirectNotess SM, you are helping

protect your investment.

Genworth DirectNotes are secured medium term notes collateralized by funding agreements issued

by Genworth Life and Annuity Insurance Company (Genworth

Life & Annuity) and issued through

Genworth Global

Funding Trusts. The funding

agreements rank equally with

all of Genworth Life & Annuity’s

other policyholder obligations.

G E N W O R T H L I F E & A N N U I T Y R A T I N G S
RATING AGENCY	RATING	RANKING	SCOPE
A.M. Best Company	A+ (Superior)	2nd highest of 15 ratings	Insurer’s financial strength and ability to meet ongoing obligations to policyholders
Standard & Poor’s	AA- (Very Strong)	4th highest of 21 ratings	Financial strength
Moody’s Rating	Aa3 (Excellent)	4th highest of 21 ratings	Financial strength
Fitch	AA- (Very Strong)	4th highest of 21 ratings	Financial strength

The ratings shown reflect the opinions of the

rating agencies and are not a warranty of the

insurer’s ability to meet its contractual obligations.

Ratings are not a guarantee of the future financial

strength and/or claims-paying ability of a company.

Ratings are current as of November 1, 2007.

G E N W O R T H D I R E C T N o t e sSM

Diversification

Genworth DirectNotes are an alternative fixed-income

product that may diversify your portfolio.

Variety of Maturities and Structures

Genworth DirectNotes may be offered with maturities

from nine months or more with fixed or floating

rate coupons. Callable and/or non-callable Genworth

DirectNotes may be available biweekly.

Genworth Life & Annuity may choose to redeem

callable notes when prevailing interest rates

are relatively low. Genworth DirectNotes are

subject to both market and credit risk. There can be

no assurance that a secondary market for Genworth

DirectNotes will ever develop or be maintained.

(Please refer to the prospectus* for complete details.)

Variety of Interest Payment Options

Genworth DirectNotes may be available with interest

payments on a monthly, quarterly, semi-annual,

annual or at maturity schedule.

Survivor’s Option

In the event of death of the beneficial owner, certain

noteholders may redeem the notes at par value.

The survivor’s option may not be exercised until

six months following the date of original issue of

the applicable notes. (Certain limitations apply. See

the prospectus*, prospectus supplement and any

additional supplements for complete details.)

Genworth DirectNotes offer safe and

flexible features to help you build and

protect your investment.

Low Minimum Investment

Genworth DirectNotes are available for as little as

$1,000 and in increments of $1,000 thereafter.

Posting of Rates

Rates for the new series of notes are typically

posted every other week and will usually be

available for one week.

For current rates and additional information

including the prospectus, visit:

DirectNotes.com/Genworth or contact your

Investment professional.

*   Genworth Life and Annuity Insurance Company has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Genworth Life & Annuity has filed with the SEC for more complete information about Genworth Life & Annuity and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, Genworth Life & Annuity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 658.3267. You can also access the prospectus at www.directnotes.com.

Genworth Life and Annuity Insurance Company, a wholly-owned subsidiary of Genworth Financial, Inc., has a history of strong financial performance and sound investment practices. Genworth Financial, Inc. is a leading financial security company dedicated to helping people achieve their dreams in a world of growing and shifting financial burdens. In the interests, of life and lifestyle protection, retirement income,investment and mortgage insurance, Genworth Financial serves the needs of more than 15 million customers in 25 countries. Genworth Financial is a global company with more than $110 billion in assets1 and employing and employing more than 7,000 people. We became a publicly-traded company in 2004, are a component of Standard & Poor’s 500 index of leading U.S. companies and are ranked in the Fortune 500.

1As of December 31, 2006

Genworth DirectNotesSM

Funding Agreement issued by:

Genworth Life and Annuity Insurance Company

6610 West Broad Street, Richmond, VA 23230

Subject to policy form series 17585GELAAC.

Genworth Life & Annuity is a Genworth

Financial company.

Genworth, Genworth DirectNotes, Genworth

Financial and the Genworth logo are registered

service marks of Genworth Financial, Inc.

©2007 Genworth Financial, Inc. All rights reserved.